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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 8-K

                                CURRENT REPORT
                      Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934

                               February 14, 1997
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)

                            NEWCARE HEALTH CORPORATION
               ----------------------------------------------------
               Exact name of Registrant as Specified in its Charter

         Nevada                    0-24110                 86-0594391
---------------------------    ---------------    ---------------------------
State or Other Jurisdiction    Commission File    IRS Employer Identification
     of Incorporation              Number                   Number

              3600 Oak Manor Lane, Building 4, Largo, Florida 34644
           ----------------------------------------------------------
           Address of Principal Executive Offices, Including Zip Code

                                (813)586-4262
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code
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ITEM 5.  OTHER EVENTS

SETTLEMENT OF LITIGATION WITH MATT CARROLL, ET AL.

     On February 14, 1997, NewCare Health Corporation (the "Company") entered into a Settlement Agreement (the "Agreement") with Matt Carroll, a director of the Company ("Carroll"), Francis Farley ("Farley"), Cheryl Hammant ("Hammant"), and Edward R. Meyer ("Meyer"). Carroll, Farley, Hammant and Meyer are referred to as the "Carroll Group." The purpose of the Agreement was to settle the outstanding litigation filed by the Carroll Group against the Company on October 21, 1996.

     In the lawsuit the Carroll Group sued the Company for the Company's alleged breach of its obligations to make payments due under certain promissory notes executed by the Company in connection with the acquisition by the Company of Spectrum Health Services, Inc. on September 1, 1994.

     The Agreement provides that among other things, the Company will pay the Carroll Group $6,000,000 as follows:

     a)   $1,000,000 was due and paid on February 21, 1997;

     b) $1,000,000 is due when the Company receives proceeds from the refinancing of its nursing home in Fitzgerald, Georgia or March 31, 1997, whichever occurs first; and

     c)   $4,000,000 is due by May 14, 1997.

     d) Interest accrues on all unpaid sums at the rate of 8.75% commencing February 21, 1997, and it is payable by May 14, 1997.

     The Agreement further provides that upon payment of the $6,000,000, the Carroll Group will transfer 1,200,000 shares of the Company's common stock to the Company or its designees.

     The Agreement further provides for the sale of 300,000 shares of the Company's common stock held by the Carroll Group as follows:

     a) If the price of the Company's common stock does not trade at a price of at least $4.00 during 30 consecutive trading days during the two year period ending February 1, 1999, the Carroll Group can put 300,000 shares to the Company at a price of $3.50 per share, during the 30 day period commencing February 1, 1999.

     b) If the common stock does trade at or above $4.00 for 30 consecutive trading days during the two year period, the Company has no obligation to repurchase the shares.

     c) If the Carroll Group decides to sell the shares to someone other than the Company during the 30 day period commencing February 1, 1999, the Company has a right of first refusal to buy the shares at the market price.

     The Agreement further provides that the litigation between the Carroll Group and the Company will be stayed pending the Company's compliance with its obligation to pay $6,000,000 to the Carroll Group in accordance with the provisions of the Agreement.
                               -2-
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     The Agreement also provides that Matt Carroll will resign from the
Company's Board of Directors on February 14, 1997. This resignation was accepted by the Board on February 14, 1997.

     A copy of the Agreement is attached hereto as Exhibit 10.1.

LETTER OF UNDERSTANDING WITH CHRIS BROGDON

     On February 19, 1997, the Company's Board of Directors ratified and approved a Letter of Understanding (the "Letter") between the Company and Chris Brogdon which was executed on January 31, 1997. Pursuant to this Letter, the Company agreed to add Chris Brogdon and Harlan Matthews to the Company's Board of Directors, and these two persons were in fact added on February 19, 1997.

     Chris Brogdon currently serves as President and a director of Retirement Care Associates, Inc. ("RCA"), and Harlan Matthews currently serves as a director of RCA.

     Retirement Care Associates, Inc. is a leading provider in the southeastern United States of senior residential care services, which include long-term care, assisted living and independent living services.

     The Letter further provides for and contemplates that Chris Brogdon and other individuals he selects will become actively involved in the management of the Company once RCA's proposed merger with Sun HealthCare Group, Inc. is closed.

     The Letter further provides and contemplates that Chris Brogdon and his designees will purchase 869,978 restricted shares of the Company's common stock from Robert W. Bell, Sr. and members of his family for a price of $1.20 per share. Mr. Bell is a former President and director of the Company. This transaction was closed on February 21, 1997.

     The Letter further provides and contemplates that Chris Brogdon and his designees will purchase from the Carroll Group 1,200,000 shares of common stock for a price of $1.50 per share. This payment will be applied against the payments due by the Company to the Carroll Group in the Settlement Agreement referred to above.

     The Letter further provides that the Company will grant to Chris Brogdon and his designees options to purchase a total of 1,500,000 shares of common stock at a price of $2.20 per share. These options are being granted in consideration for Mr. Brogdon's agreement to take over management of the Company. In the event that the Company's common stock does not reach an average price of at least $5.00 during the 12 month period following Mr. Brogdon's election as Chief Executive Officer, all unexercised options will be canceled.

     A copy of the Letter of Understanding is attached as Exhibit 10.2.

CURRENT BOARD OF DIRECTORS

     As a result of the two events described above, the current members of the Company's Board of Directors are as follows:

          Chris Brogdon
          Harlan Matthews
          Ashok Dalal
          Robert Hagan
          Dr. Kishor Karia
          Dr. Dhiraj Patel
                               -3-
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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) EXHIBITS.

         Exhibit 10.1  Settlement Agreement with Matt Carroll, et al.
         Exhibit 10.2 Letter of Understanding between the Company and Chris Brogdon dated January 31, 1997

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   NEWCARE HEALTH CORPORATION

Dated:  February 26, 1997          By /s/ Ashok Dalal
                                      Ashok Dalal, Acting President
                               -4-
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